[GRAPHIC OMITTED]


FINANCIAL NEWS                                    Contact: Kelly Prentiss
                                                  (214) 765-3874
                                                  kprentiss@weblinkwireless.com

                 WebLink Wireless Reports Third Quarter Results

  Impressive Wireless Data sales momentum, T900 and Telemetry off and running


         DALLAS - November 9, 2000 - WebLink Wireless, Inc. (Nasdaq: WLNK) today announced third quarter results highlighted by strong sales momentum in the Wireless Data Division with a record 81,055 Wireless Data net subscriber additions in the quarter. This increase represents a 221% annualized growth rate in units in service. The Company reported consolidated earnings before interest, taxes, depreciation and amortization, and amortization of stock compensation (EBITDA) of $7.0 million for the quarter. The Wireless Data Division reported $14.1 million of negative EBITDA reflecting the considerable start-up technical and marketing costs of the Company's nationwide two-way wireless data business. The Traditional Paging Division reported $21.3 million of EBITDA. Total company capital expenditures were $12.6 million.

         "Wireless Data, despite the start-up losses, is demonstrating the high potential we expected. It is where most of our capital is employed and where most of our value resides," said John D. Beletic, Chairman and CEO.

         "We are delighted with the market acceptance of Motorola's Talkabout T900 I-Messaging subscriber device and the quarter-over-quarter increase in subscriber additions we are experiencing," added Beletic. "Motorola's manufacturing capacity of the T900 is sufficient to meet current product demand and we are presently able to fulfill all current channel orders. These are exciting times for our company with more than 6,000 retail stores stocked for the holidays and the awareness being created by Motorola's advertising campaign. It is our goal to add over 110,000 wireless data units in the fourth quarter."

Wireless Data Division

         The Wireless Data Division's 81,055 net subscriber additions in the third quarter continued the strong growth momentum from 12,574 in the fourth quarter of 1999, 32,722 in the first quarter of 2000 and 52,512 in the second quarter of 2000. As of September 30, 2000, the Company had 227,864 Wireless Data units in service.

         The Wireless Data Division's recurring revenues increased 37% over the prior quarter. Average Revenue per Unit (ARPU) declined $1.62 to $12.04 which the Company does not consider significant, as ARPU will be volatile as long as high growth results in a high percentage of the customer base being added in a quarter. Selling expenses increased to $4.8 million and are expected to continue to increase in the coming quarters as the Company increases its quarterly net subscriber additions.

         During the quarter, the Company initiated its national retail sales efforts for the new Motorola T900 product. This sales program includes certain sales incentives paid to retailers when the product is sold. These sales incentives, which result in a loss on the product, are recorded as a reduction to equipment revenue in the period the products are shipped to retailers, which is consistent with the recently released EITF 00-14. However, due to the newness of this product and the nature of the arrangements with national retailers, the Company is not recognizing revenue on these units until the retailers sell them to consumers. The Company recorded $4.3 million of sales incentives for units held in retailers' inventory at September 30, 2000. Before the effect of this item, Wireless Data's negative EBITDA would have been $9.8 million.

         Five models of Wireless Data subscriber devices were sold in the quarter: the Motorola PageWriter 2000X, the Glenayre AccessLink II, the Motorola PF1500, the Glenayre AccessMate and the Motorola Talkabout T900. The Motorola P935 has just been announced and is now available. The T900 was the major contributor to subscriber growth in the quarter and is available at RadioShack, Best Buy, OfficeMax, the good guys!, The Wiz and Fry's Electronics stores.

         On October 16, 2000, WebLink Wireless and Yahoo! announced an agreement to jointly develop and distribute personalized Yahoo! content and services, including Yahoo! Mail, to co-branded Yahoo!-WebLink Wireless wireless data devices. These devices will be available online through Yahoo! Shopping and through WebLink Wireless' retail channel stores. "This is a very significant relationship for WebLink Wireless as we will be able to provide integrated services to Yahoo! users. The companies expect to have the first set of services available in the first quarter of next year," said Beletic.

         On October 17, 2000, WebLink Wireless and Bell Mobility announced the availability of the first international ReFLEX (TM) wireless data network. Bell Mobility began offering wireless data service to consumers in Ontario and Quebec and expects to extend service to the rest of Canada by the end of this year.

         In July, WebLink Wireless reported its first telemetry unit sales, or machine-to-machine applications, ushering in a new era where the Company's customers will not only be humans but also machines. Telemetry is expected to become an increasingly important part of the Company's net additions over the next several years.

Traditional Paging Division

         The Traditional Paging Division reported a net decline of 175,373 traditional paging units in service. The Company believes its traditional paging base will continue to decline, reflecting the market for traditional paging in general. The ongoing decline may also be affected by migration to Wireless Data devices.

         During the quarter, EBITDA was positively affected by a reduction of $3.7 million in technical expense related to the effect on interconnection arrangements with local exchange carriers of the Telecommunications Act of 1996 and associated FCC and court rulings, as well as $3.2 million of other one-time adjustments. Before the effect of these items, EBITDA would have been $14.4 million. The Company does not expect any future reductions in technical expense related to the interconnection arrangements.

         WebLink's approximately $450 million internet-protocol-based network (capital expenditures for infrastructure and licenses), which was designed to provide two-way wireless data services, is also used to deliver traditional paging services. As a result of this design strategy implemented over the past four years, the Company expects to have virtually no stranded assets as the traditional paging business declines. In fact, the decline in traditional paging is expected to free up capacity in all areas of the Company for the growth of wireless data.

         Due to the decline in traditional paging units, WebLink expects that, after the end of the fourth quarter of this year, it will not be in compliance with certain covenants in its bank credit facility related to the traditional paging business. WebLink has begun discussions with its banks with a view to amending the covenants to reflect the emergence of wireless data as the Company's primary business and the decline in traditional paging units. The Company believes it will obtain an amendment to its credit facility. The outstanding balance under the credit facility is $48 million as of the end of the third quarter. The Company expects to borrow an additional $2-3 million in the fourth quarter.

         WebLink also filed a shelf registration statement for 8.5 million of its common securities with the Securities and Exchange Commission on November 3, 2000. The Company anticipates that the sale of these equity securities will commence in the fourth quarter or early next year. The registration statement has not yet become effective. The securities registered pursuant to such registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement has become effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the Company's SEC filings, including its current report on Form 8-K filed on November 3, 2000. Actual results - including sales and earnings growth for the Wireless Data Division - may differ materially from those projected due to increased competition, pricing pressures, delays in new service introductions, delays in the introduction of new subscriber devices, slower than expected market acceptance of new subscriber devices, regulatory issues and other business factors. There is no assurance that the Company will be able to amend its credit facility, or, if covenant noncompliance occurs, borrow additional amounts under the credit facility or not be subject to early repayment of outstanding debt under the credit facility. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.


                                               WebLink Wireless, Inc.
                                   Condensed Consolidated Statements of Operations
                                   (in thousands, except per share and unit data)


                                            Three Months Ended Sept. 30,             Nine Months Ended Sept. 30,
                                               1999                2000                1999                2000
                                           ------------        ------------        ------------        ------------
                                                     (Unaudited)                             (Unaudited)
Operating Data:
  Recurring revenues                          $ 66,360            $ 58,988           $ 195,764           $ 185,684
  Network revenues                                   -                 800                   -               3,707
  Equipment revenues                            20,908              12,761              49,006              43,085
                                           ------------        ------------        ------------        ------------
                                                87,268              72,549             244,770             232,476
  Cost of equipment sold                        22,593              19,377              55,267              55,571
                                          -------------        ------------        ------------        ------------

  Net revenues                                  64,675              53,172             189,503             176,905

  Operating expenses:
    Technical                                   19,492              14,789              58,650              48,581
    General and administrative                  12,008              18,027              37,906              57,364
    Selling                                     20,254              13,354              60,704              38,705
    Depreciation and amortization               19,962              19,821              57,689              59,150
    Amortization of stock compensation               -               2,134                   -               6,400
                                           ------------        ------------        ------------        ------------
    Total operating expenses                    71,716              68,125             214,949             210,200
                                           ------------        ------------        ------------        ------------

  Operating income (loss)                       (7,041)            (14,953)            (25,446)            (33,295)

    Interest and other expense, net             17,202              16,007              49,348              45,192
                                           ------------        ------------        ------------        ------------

  Loss before extraordinary item              ($24,243)           ($30,960)           ($74,794)           ($78,487)

  Extraordinary item:
    Early extinguishment of debt                     -                   -                   -               2,322
                                           ------------        ------------        ------------        ------------

  Net loss                                    ($24,243)           ($30,960)           ($74,794)           ($76,165)
                                           ============        ============        ============        ============

  Net loss per share before extraordinary item  ($0.60)             ($0.68)             ($1.85)             ($1.74)

  Net loss per share                            ($0.60)             ($0.68)             ($1.85)             ($1.69)

  EBITDA-Traditional Paging                    $20,976             $21,302             $58,564             $60,369
  EBITDA-Wireless Data                          (7,954)            (14,143)            (25,950)            (27,624)
  EBITDA-International                            (101)               (157)               (371)               (490)
                                           ------------        ------------        ------------        ------------
  EBITDA-Consolidated                           12,921               7,002              32,243              32,255

  Units in service-United States             2,671,531           2,333,146           2,671,531           2,333,146

  Units in service-Canada
     (Proportionate share)                      39,743                   -              39,743                   -

  Capital expenditures:  Traditional Paging     $4,257              $1,056             $13,629              $7,696

  Capital expenditures:  Wireless Data          $7,645             $11,499             $21,768             $26,067


                                                              At December 31,       At Sept. 30,
                                                                  1999                 2000
                                                              ---------------      ------------
                                                                                    (Unaudited)

Balance Sheet Data:

  Cash and cash equivalents                                       $ 10,440            $ 10,479
  Property and equipment, net                                      245,596             222,378
  NPCS licenses, net                                               129,228             126,733
  Long-term debt                                                   538,185             477,240

  Number of shares outstanding (in 000's)                           40,764              46,468

                                           Selected Quarterly Results of Operations

     The tables below set forth management's presentation of results of Wireless Data and Traditional Paging Divisions'
operations and other data on a quarterly basis for the six most recent fiscal quarters (in thousands, except other data).

Wireless Data Division

                                    ----------------------------------------------------------------------------------------
                                       June 30,      Sept. 30,      Dec. 31,       March 31,       June 30,        Sept. 30,
                                         1999          1999           1999           2000            2000             2000
                                    ----------------------------------------------------------------------------------------
                                                                           (Unaudited)
Recurring revenues                  $      675     $    1,811     $    2,809     $    4,049      $    4,939       $   6,768
Network revenues                             -              -              -            654           2,253             800
Equipment revenues                       2,873          3,760            806          2,296           5,595           3,213
                                    ----------     ----------     ----------     ----------      ----------       ---------
Total revenues                           3,548          5,571          3,615          6,999          12,787          10,781

Cost of equipment sold                   3,053          3,725            942          2,486           6,662           9,050

Technical expenses                       7,297          6,818          6,736          7,077           7,764           7,713
General and administrative expenses      1,270          1,445          1,804          1,307           1,383           3,329
Selling expenses                         1,481          1,537          1,927          2,730           3,858           4,832
Depreciation and amortization expense    8,128          9,390          9,951         10,059          10,398          10,841
Amortization of stock compensation           -              -              -          1,067           1,066           1,067
                                    ----------     ----------     ----------     ----------      ----------       ---------

Operating loss (EBIT)                 ($17,681)      ($17,344)      ($17,745)      ($17,727)       ($18,344)       ($26,051)
                                    ==========     ==========     ==========     ==========      ==========       =========

EBITDA  (1)                            ($9,553)       ($7,954)       ($7,794)       ($6,601)        ($6,880)       ($14,143)(3)
                                    ==========     ==========     ==========     ==========      ==========       =========

Other data:

Ending units in service                 24,416         49,001         61,575         94,297         146,809         227,864
ARPU  (2)                           $    15.69     $    16.44     $    16.94     $    17.32      $    13.66       $   12.04

----------------------------------------------------------------------------------------------------------------------------

Traditional Paging Division

                                    ----------------------------------------------------------------------------------------
                                       June 30,      Sept. 30,      Dec. 31,       March 31,       June 30,        Sept. 30,
                                         1999          1999           1999           2000            2000             2000
                                    ----------------------------------------------------------------------------------------
                                                                           (Unaudited)

Recurring revenues                  $   64,006     $   64,549     $   62,029     $   58,964      $   58,744       $   52,220
Equipment revenues                      16,329         17,052         14,514         11,416          10,879            9,519
                                    ----------     ----------     ----------     ----------      ----------       ----------
Total revenues                          80,335         81,601         76,543         70,380          69,623           61,739

Cost of equipment sold                  18,556         18,827         15,656         12,626          14,115           10,265
                                    ----------     ----------     ----------     ----------      ----------       ----------

Net revenues                            61,779         62,774         60,887         57,754          55,508           51,474

Technical expenses                      13,146         12,674         11,229          9,654           9,297            7,076
General and administrative expenses     18,102         18,809         18,211         18,448          18,199           14,698
Selling expenses                        10,346         10,315         10,411          9,734           8,863            8,398
Depreciation and amortization expense   10,949         10,572         10,507          9,439           9,433            8,980
Amortization of stock compensation           -              -              -          1,067           1,066            1,067
                                    ----------     ----------     ----------     ----------      ----------       ----------

Operating income (EBIT)             $    9,236     $   10,404     $   10,529     $    9,412      $    8,650       $   11,255
                                    ==========     ==========     ==========     ==========      ==========       ==========

EBITDA  (1)                         $   20,185     $   20,976     $   21,036     $   19,918(4)   $   19,149(5)    $   21,302(6)
                                    ==========     ==========     ==========     ==========     ===========       ==========

Other data:

Ending units in service              2,564,053      2,622,530      2,559,353      2,387,444       2,280,655        2,105,282
ARPU  (2)                           $     8.38     $     8.30     $     7.98     $     7.95      $     8.39       $     7.94
----------------------------------

(1)  Earnings (loss) before interest, taxes, depreciation and amortization, and amortization of stock compensation.

(2)  Calculated by dividing recurring revenues for the quarter by the simple average number of units in service during that quarter. Stated as the monthly average for the quarter.

(3)  Excluding $4.3 million of sale incentives for units held in retailers' inventory, EBITDA would have been $9.8 million for the quarter.

(4)  Excluding certain comparable items to those listed in footnote (5), EBITDA would have been $17.7 million for the quarter.

(5)  Excluding one-time revenues, reductions in technical expense associated with the Telecommunications Act, and the increased equipment losses associated with the PerComm launch, EBITDA would have been $14.8 million for the quarter.

(6)  Excluding reductions in technical expense associated with the Telecommunications Act and certain other one-time items,
     EBITDA would have been $14.4 million for the quarter.